AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
WESAVE INC

(Pursuant to Sections 78.390 and 78.403 of the
Nevada Revised Statute)

WESAVE INC, a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the “NRS”),

A.The name of the Corporation is WESAVE Inc.

B.This Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

C.This Amended and Restated Articles of Incorporation was approved by the holders of the requisite number of shares of such corporation in accordance with Section 78.403 of the NRS.  This Amended and Restated Articles of Incorporation has been duly adopted in accordance with the provisions of Sections 78.315 and 78.320 of the NRS by the directors and stockholders of the Corporation.

D.The text of the Articles of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, VERDE BIO HOLDINGS, INC. has caused this Amended and Restated Articles of Incorporation to be signed by the undersigned duly authorized officer of the Corporation, on July 13, 2023.

Richard Stewart

Chief Executive Officer

EXHIBIT A

I.

The name of the Corporation is WESAVE INC.

II.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statute Chapter 78- Private Corporations (“NRS”).

III.

1.The address of the registered office of the Corporation in the State of Nevada is 401 Ryland Street, Ste. 200-A, Reno, Nevada 89502. The name of its registered agent at such address is Registered Agents, Inc.

IV.

(a)Authorized Shares.

(i)The aggregate number of shares that the Corporation shall have authority to issue five hundred million (500,000,000) shares, of which four hundred million (400,000,000) shall be authorized as common stock (“Common Stock”), having a par value of $0.0001 and one hundred million (100,000,000) shares of preferred stock (“Preferred Stock”), having a par value of $0.0001.  The shares of Preferred Stock are designated as Series P Preferred Shares, and shall have such rights, preferences and designations as set forth herein.

(b)Common Stock.

(i)General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

(ii)Voting.  The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of this Amended and Restated Articles of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 78.320 of the NRS.

(c)Preferred Stock.

(i)Unless otherwise indicated, references to “Sections” in this Part © of this Article IV. refer to sections of Part B of this Article IV.  References to “Preferred Stock” mean the Series P Preferred Stock.

(ii)Upon approval by the Corporation’s Board of Directions, the Corporation shall pay the holders of the Preferred Stock then outstanding a dividend on each outstanding share of Preferred Stock in an amount at least equal to the amount of the aggregate Preferred Dividend then accrued on such share of Preferred Stock and not previously paid.

(1)“Preferred Dividends” shall mean a pro-rata share payable amongst al an aggregate amount of three percent (3.0%) of the Company’s gross revenues collected by the Company as coalition marketing fees.

(iii)Mandatory Conversion.

(1)Trigger Events.  Upon either (a) a Deemed Liquidation Event or (b) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate (ii) such shares may not be reissued by the Corporation.

(2)Definitions.

a)“Deemed Liquidation Event” shall mean: 1) a merger or consolidation of the Corporation, 2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or 3) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

b)“Conversion Rate” shall mean 4.39 shares of Common Stock for each 1 share of Preferred Stock.

(3)Fractional Shares.  Fractional shares of Common Stock may be issued upon conversion of the Preferred Stock.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(4)Procedural Requirements.  All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 0.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted, will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence.  As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(5)Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.

(6)Waiver.  Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock.

(7)Notices.  Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the NRS, and shall be deemed sent upon such mailing or electronic transmission.

(iv)Additional shares of Preferred Stock may be issued from time to time in one or more classes as the Board of Directors may determine, subject to any applicable requirements of the Investment Company Act of 1940 (the “1940 Act”) and the terms and preferences set forth herein, without shareholder approval, as hereinafter provided.  The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of Preferred Stock.  Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall (i) fix and determine, and is hereby expressly empowered to fix and determine, by resolution, or resolutions, the designations, powers, preferences, relative participating rights, option rights and other special rights, qualifications limitations, and restrictions of the shares of such series and (ii) make such filings and recordings with respect thereto as required by the NRS.  Each series of Preferred Stock shall be given a distinguishing designation.

(v)The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock.  All shares of Preferred Stock of any one series shall be identical in all respects with all shares of such series, except that shares of any one series issued at different times may differ as to the dates from which any dividends thereon shall be payable and, if cumulative, shall cumulate.

(vi)Unless otherwise provided in the Certificate of designation or resolution of the Board of Directors providing for the issuance thereof, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution, or resolutions, by the Board of Directors and appropriate filing and recording to the extend required by the NRS.  In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, resume the status of authorized by unissued shares of Preferred Stock, undesignated as to series, and may be reissued as part of such series or as part of any other series of Preferred Stock.

(d)Stock Split.  Upon this Amended and Restated Articles of Incorporation (“Restated Articles”) becoming effective and without any further action required by the Corporation or its stockholders, and occurring as a one-time event, each share of the Corporation’s then outstanding Common Stock shall be converted and reconstructed into 100 shares of Common Stock respectively (the “Stock Split”).  No further adjustment of any preference or price set forth in this Article IV shall be made as a result of the Stock Split.  In lieu of any fractional shares to which a holder would otherwise be entitled after effectuating the Reverse Stock Split with respect to all shares of Common Stock held by such holder, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (post Reverse Stock Split).  With respect to shares of Preferred Stock, the any fractional shares post Reverse Stock Split shall be rounded to the nearest whole number of shares.

V.

(a)Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

VI.

(a)To the fullest extent permitted by the NRS, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

(b)The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.  The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

(c)The Corporation shall have the power to indemnify, to the extent permitted by the NRS, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

(d)Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Articles inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VII.

(a)For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(i)The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Articles.

(ii)The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Articles, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for any action to adopt, amend or repeal any provision of the Bylaws of the Company by the stockholders.

(iii)Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

VIII

(a)Meetings of stockholders may be held within or without the State of Nevada, as the By-laws may provide.  The books of the corporation may be kept outside of the State of Nevada at such places or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

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